Exhibit 10.74

EMPLOYMENT AGREEMENT FOR HEIDI ROTH

AMENDMENT NO. 1

This Amendment No. 1 to the Employment Agreement for Heidi Roth (“Amendment No. 1”) is made, effective as of December 31, 2008, by and between Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Heidi Roth (“Executive”). The Operating Partnership and the Company are hereinafter referred to collectively as the “Companies.”

Recitals:

WHEREAS, Executive and the Companies previously entered into a letter agreement dated as of July 24, 2007, setting forth the terms of Executive’s employment with the Companies (the “Employment Agreement”); and

WHEREAS, Executive and the Companies desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Companies and Executive, intending to be legally bound, agree as follows:

1. Section 4 of the Employment Agreement is amended by adding the following sentence at the end thereof:

“Any Annual Incentive earned pursuant to this Section 4 shall be paid, whether in cash or equity as provided above, between January 1 and March 15 of the year following the year for which such Annual Incentive was earned, provided, however, that if the board of directors of the Company shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such Annual Incentive payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such Annual Incentive was earned.”

2. The second bullet of Section 7 of the Employment Agreement is amended to read as follows:

“A single severance payment in cash on or as soon as practicable after the first day after the release described in Section 13 becomes irrevocable in accordance with its terms (but in no event later than March 15 of the year following the year in which the termination of employment occurs), in an aggregate amount equal to the sum of: (i) one and one-half times Base Salary plus (ii) one and one-half times the average of the two highest Annual Incentives received by you during the preceding three completed performance years; provided, however, if employment is terminated by reason of death, your severance payment will be one times Base Salary and your average Annual Incentive;”

3. The third bullet of Section 7 of the Employment Agreement is amended to read as follows:

“In lieu of any Annual Incentive compensation a partial year bonus based on actual performance against bonus targets as of the date of termination, payable within the time period set forth in Section 4 above.”

4. Section 12 of the Employment Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, you will not be entitled to any of the termination payments or benefits provided in Section 7 as a result of a termination of your employment by you for Good Reason unless such termination becomes effective within 90 days following the expiration of the 30 day cure period described above.”

5. Section 13 of the Employment Agreement is amended to read as follows:

“You agree as a condition to receipt of any termination payments and benefits provided for in Section 7 herein, that you will execute and not revoke a general release in substantially the form attached hereto as Exhibit A. Such general release shall be provided to you within three (3) days of the date of your termination of employment and you shall execute the general release within 21 days and, pursuant to Exhibit A, the revocation period with respect to such release is 7 days.

6. The Employment Agreement is amended by adding a new Section 16 as follows:

16. Section 409A

(i) Anything in this Agreement to the contrary notwithstanding, to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 7 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, if (A) on the date of termination of your employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), if applicable, and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, you would receive any payment that, absent the application of this Section 16(i), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after your termination date, (2) your death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Code Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii) In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.

(iv) For purposes of Section 409A of the Code, each payment made after termination of employment, including each health insurance continuation payment or reimbursement, will be considered one of a series of separate payments.

(v) To the extent any cash payments to be made to you upon a termination of your employment would be deemed to be nonqualified deferred compensation under Code Section 409A, then with respect to such cash payments, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement with respect to such cash payments, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(vi) Any amount that you are entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to you as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided, that, you shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(vii) The Company shall not be obligated to reimburse you for any tax penalty or interest or provide a gross-up in connection with any tax liability you may incur under Section 409A of the Code.

(viii) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(ix) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.”

6. The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

7. Except as set forth in this Amendment No. 1, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

KILROY REALTY CORPORATION

By:	/s/ Tyler Rose
	Name:	Tyler Rose
	Title:	Senior Vice President and Treasurer

KILROY REALTY CORPORATION

By:	/s/ Tamara J. Porter
	Name:	Tamara J. Porter
	Title:	Vice President and Corporate Counsel

KILROY REALTY, L.P.

By:	/s/ Tyler Rose
	Name:	Tyler Rose
	Title:	Senior Vice President and Treasurer

KILROY REALTY, L.P.

By:	/s/ Tamara J. Porter
	Name:	Tamara J. Porter
	Title:	Vice President and Corporate Counsel

EXECUTIVE

/s/ Heidi Roth
Heidi Roth

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